Addendum No. 1 to Agreement Among Jointly Insured Parties

This Addendum No. 1 dated February 28, 2011 to the Agreement Among Jointly Insured Parties (the “Agreement”) dated August 19, 2010 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Alpha Strategy Portfolios, L.P., SEI Structured Credit Fund, L.P., The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II (f/k/a The Arbor Fund), Bishop Street Funds, CNI Charter Funds, Causeway Capital Management Trust, The Arbitrage Fund, (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc. and SEI Investments Global Funds Services (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, Adviser Managed Trust (“New Insured”) wishes to join as an additional Insured under the Agreement;

WHEREAS, the Agreement permits the addition of New Insured during the current term provided certain conditions are satisfied, including the execution of an Addendum in the form attached thereto; and

WHEREAS, the premium paid by each Fund following the addition of New Insured will be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Unless otherwise specified, capitalized terms used in this Addendum are defined as set forth in the Agreement.

2.
New Insured represents that (a) it satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; and (b) such investment company has retained an SEI Service Entity to provide services to it.

3.	New Insured agrees to be bound by all the terms of the Agreement.

4.	New Insured shall deliver a copy of this executed Addendum to each Insured.

IN WITNESS WHEREOF, New Insured has caused this Addendum to be executed by its officer hereunto duly authorized as of the day and year first above written.

ADVISER MANAGED TRUST

By:	/s/ David F. McCann
David F. McCann
Vice President